Exhibit 4.23
ALION SCIENCE AND TECHNOLOGY CORPORATION
PERFORMANCE SHARES AND RETENTION PHANTOM STOCK PLAN
The Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (the “Plan”) was initially established by Alion Science and Technology Corporation, a Delaware corporation (“Alion” or the the “Company”), effective as of January 24, 2005. The Plan is hereby amended and restated effective November 1, 2007 to comply with final regulations under Code Section 409A; provided, however, that any provision herein required to be effective as of an earlier date in order for the Plan to comply with Code Section 409A shall be effective as of such earlier date.
ARTICLE I
PURPOSE
The purpose of the Plan is to attract and retain key management employees of the Company and to provide such persons with a proprietary interest in the Company and an incentive to increase shareholder value through the granting of phantom shares of common stock of the Company.
ARTICLE II
DEFINITIONS
For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1. “Administrative Committee” means the Compensation Committee of the Board, or such person or persons as the Compensation Committee shall designate, unless the Board resolves to act itself as the Administrative Committee.
2.2. “Affiliate” means an entity which is a member of a “controlled group” of corporations with Alion under Code Section 414(b) or a trade or business under common control with Alion under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) or (3) and for the purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent the Administrative Committee determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Employment has occurred, the Administrative Committee may designate an entity that would meet the definition of “Affiliate” by substituting “20 percent” in place of “50 percent” in the preceding sentence as an Affiliate. Such designation shall be made by December 31, 2007 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.
2.3. “Award” means a grant of the opportunity to receive Performance Share Phantom Stock or Retention Phantom Stock under this Plan.

2.4. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated by the Participant to receive benefits under this Plan upon his or her death. The Administrative Committee may establish such forms and procedures that it deems appropriate for the designation of a Beneficiary. If the Participant has not designated a Beneficiary, the Participant’s Beneficiary shall be his or her estate.
2.5. “Board” means the Board of Directors of the Company.
2.6. “Cause” or “Just Cause” shall have the same meaning as defined in the relevant Participant’s Employment Agreement.
2.7. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a) any Person or Group acquires stock of Alion that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion. However, if any Person or Group is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of Alion. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which Alion acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of Alion (or issuance of stock of Alion) and stock in Alion remains outstanding after the transaction;
(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of Alion possessing thirty percent (30%) or more of the total voting power of the stock of Alion;
(c) a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from Alion that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Alion immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Alion, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(i) A shareholder of Alion (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Alion;

(iii) A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Alion; or
(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Corporation as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.
2.8. “Code” means the Internal Revenue Code of 1986, as amended, and related rules, regulations and interpretations.
2.9. “Common Stock” means the voting common stock, $0.01 par value per share, of the Company, subject to adjustments pursuant to the Plan.
2.10. “Company” means Alion Science and Technology Corporation, a Delaware corporation.
2.11. “Disability” means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.
2.12. “Employee” shall mean any person who is employed by the Company, is on the Company’s payroll, and whose wages are subject to withholding under the Federal Insurance Contributions Act, codified in Code Section 3121, or would be subject to such withholding if paid in the US.
2.13. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.

2.14. “Employment Agreement” shall mean the employment contract specifying the terms of a Participant’s employment with his or her Employer.
2.15. “Fair Market Value” on any given date means the value of one share of Common Stock, as determined by the Administrative Committee in its sole discretion, based upon the most recent valuation of the Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.
2.16. “Grant Date” means the effective date on which an Award is made to a Participant as set forth in the applicable Phantom Stock Agreement.
2.17. “Participant” shall mean an Employee of the Company who has an Employment Agreement to whom an Award is granted under this Plan.
2.18. “Payment Date” means the date established in Section 6.2 of the Plan.
2.19. “Performance Share Phantom Stock Agreement” or “Retention Phantom Stock Agreement” (collectively referred to as “Phantom Stock Agreement”) means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Phantom Stock Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such terms and conditions, consistent with the provisions of the Plan, as may be established by the Administrative Committee. Provisions in any Phantom Stock Agreement relating to matters such as non-competition, non-solicitation and protection of intellectual property are hereby deemed to be consistent with the Plan.
2.20. “Performance Share Phantom Stock” or “Retention Phantom Stock” (collectively referred to as “Phantom Stock”) means a unit granted to a Participant that entitles the Participant to receive a payment in cash equal to the Fair Market Value of a share of Common Stock on the date the respective grants of Phantom Stock pay out.
2.21. “Plan” means the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan, as amended from time to time.
2.22. “Target Performance Share Award” means the nominal shares awarded to a Participant on a Grant Date pursuant to a Performance Share Phantom Stock Agreement, which shares are subject to vesting upon the achievement of a predetermined Fair Market Value price per share of the Company’s Common Stock.

2.23. “Termination of Employment” means the severing of employment with the Company and its Affiliates for any reason. A Termination of Employment will be deemed to have occurred if the facts and circumstances indicate that the Company and Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Company or any Affiliate after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than the lesser of (a) 19 hours of bona fide services per week, or (b) fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Company and its Affiliates). A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. Whether a Participant incurs a termination of employment with the Company or an Affiliate will be determined in accordance with the requirements of Code Section 409A.
2.24. “Valuation Date” shall mean a date as of which the Fair Market Value of Common Stock of the Company is determined.
ARTICLE III
ADMINISTRATION
3.1. General. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the full and final authority, in its discretion, to interpret conclusively the provisions of the Plan; to adopt such rules for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.
3.2. Procedure. The Administrative Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Board or committee serving as Administrative Committee hereunder shall constitute a quorum. Any acts by the Administrative Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Board or committee serving as Administrative Committee hereunder shall be valid acts of the Administrative Committee. Members of the Board or Administrative Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Administrative Committee during which action is taken with respect to the granting of an Award to him or her.

3.3. Duties. The Administrative Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrative Committee deems necessary or advisable, all within the Administrative Committee’s sole and absolute discretion. The Administrative Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:
(a) construe the Plan and any Award under the Plan;
(b) select the Employees to whom Awards may be granted and the time or times at which Awards shall be granted;
(c) determine the number of shares of Common Stock to be covered by or used for reference purposes for any Award;
(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of Phantom Stock Agreements;
(e) impose limitations on Awards, including limitations on transfer provisions;
(f) modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards subject to restrictions or limitations of the Code; or
(g) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws.
3.4. Limited Liability. To the maximum extent permitted by law, no member of the Board or committee serving as Administrative Committee hereunder shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.
3.5. Effect of Administrative Committee’s Decision. All actions taken and decisions and determinations made by the Administrative Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrative Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.
ARTICLE IV
PARTICIPATION
Individual Participants in the Plan shall be selected by the Administrative Committee in its sole discretion from key executive Employees of the Company. Awards may be granted by the Administrative Committee at any time and from time to time to new Participants, or to existing Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Administrative Committee shall determine. Except as required by the Plan, Awards granted at different times need not contain similar provisions.

ARTICLE V
GRANT OF PHANTOM STOCK
5.1. Shares Subject to the Plan. Subject to adjustments as provided in Article X, the shares of Common Stock that may be used for reference purposes with respect to Awards granted under this Plan shall not exceed 2,000,000 shares of Common Stock, reduced by any shares of Common Stock used for reference purposes with respect to awards issued under the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan and the Alion Science and Technology Corporation Phantom Stock Plan (whether or not such awards have expired, terminated unexercised, or become unexercisable, or have been forfeited or otherwise terminated, surrendered or cancelled). No actual shares of Common Stock are reserved hereunder. References to shares of Common Stock are for accounting and valuation purposes only, and not to grant any voting or other rights associated with ownership of Common Stock.
5.2. Grant of Award. Subject to Section 5.3 and other applicable provisions of the Plan, the Administrative Committee may at any time and from time to time grant Awards of Phantom Stock to eligible Participants, as it deems appropriate. The grant of an Award shall be authorized by the Administrative Committee and shall be evidenced by a Performance Share Phantom Stock Agreement or a Retention Phantom Stock Agreement in a form approved by the Administrative Committee, between the Company and the Participant. Each Phantom Stock Agreement shall set forth its Grant Date, the number of shares of Retention Phantom Stock awarded or the formula for determining the amount of Performance Share Phantom Stock payment based on a Target Performance Share Award (meaning the nominal shares awarded to a Participant on a Grant Date pursuant to a Performance Share Phantom Stock Agreement), which shares are subject to vesting upon the achievement of a predetermined Fair Market Value price per share of the Company’s Common Stock. Failure to achieve the minimum threshold price shall result in the vesting of no Performance Share Phantom Stock under the Plan. Achievement of a Fair Market Value per share equal to the predetermined target price per share shall result in the vesting of Performance Share Phantom Stock equal to the Target Performance Share Award. Achievement of a Fair Market Value per share in excess of the predetermined target price per share shall result in the vesting of Performance Share Phantom Stock in excess of the number of Target Performance Shares up to the maximum percentage specified in the underlying Performance Share Phantom Stock Agreement. Each such Phantom Stock Agreement shall be subject to the express terms and conditions of this Plan, and shall be subject to such other terms and conditions that, in the reasonable judgment of the Administrative Committee, are appropriate and not inconsistent with this Plan.
5.3. Disqualified Persons. Notwithstanding the foregoing, no grant of Phantom Stock may be made to any “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code) for any period during which the Company maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan or any other employee stock ownership plan as described in and qualified under Sections 4975(e)(7) and 401(a) of the Code, respectively. Any grant of Phantom Stock made in violation of this provision shall be null and void ab initio. In addition, no grant of Phantom Stock may be made to any eligible individual if and to the extent that such grant would cause such individual to become a Disqualified Person.

ARTICLE VI
RIGHT TO PAYMENT
6.1. Vesting.
(a) Performance Phantom Stock. For grants of Performance Share Phantom Stock awarded November 9, 2005 and thereafter, a Participant shall have no right to any share of Performance Share Phantom Stock until it is vested, except in the event of the Participant’s death, Disability, or involuntary Termination of Employment without Cause, or a Change in Control as set forth in the Performance Shares Phantom Stock Agreement at the Grant Date. Except as provided in Section 6.2, vesting shall occur at the third anniversary of the Grant Date. At vesting, a predetermined Target Performance Share Award, stated in the Performance Shares Phantom Stock Agreement at Grant Date, combined with the Fair Market Value of Common Stock in effect on the date of vesting, shall be used in the calculation of the actual number of shares of Performance Shares Phantom Stock that will be vested for all Participants.
(b) Retention Phantom Stock. For grants of Retention Phantom Stock awarded November 9, 2005 and thereafter, a Participant shall have no right to any share of Retention Phantom Stock until it is vested, except in the event of the Participant’s death, Disability, or involuntary Termination of Employment without Cause, or a Change in Control as set forth in the Retention Phantom Stock Agreement at the Grant Date. Vesting shall occur in accordance with the applicable provisions expressed in the individual Retention Phantom Stock Agreements.
6.2. Payment Date and Vesting Events.
(a) Payment Date. The Payment Date is the date certain specified in the Performance Share Phantom Stock Agreement or Retention Phantom Stock Agreement executed by the Company and the Participant as of the Grant Date, for the conversion of Performance Share Phantom Stock and/or Retention Phantom Stock into an amount certain in cash. The Payment Date shall not be earlier than the date on which the Participant becomes 100% vested in the Performance Share Phantom Stock or Retention Phantom Stock covered by the respective Phantom Stock Agreement, except as provided below with respect to the Participant’s death, Disability, Termination of Employment or Change in Control. Nothing in this Plan shall be construed to require an identical Payment Date for any grants of Performance Share Phantom Stock or Retention Phantom Stock as of a particular date.
(b) Termination of Employment. Except as set forth in the respective Phantom Stock Agreement or elsewhere in the Plan, a Participant who has a Termination of Employment shall forfeit his or her rights to all unvested Awards.
(c) Death. If a Participant dies prior to terminating employment with the Company, the Participant’s Beneficiary shall be paid out any vested amount as set forth in the respective Phantom Stock Agreement. Except as otherwise provided in the applicable Phantom Stock Agreement, the Payment Date shall be the date of the Participant’s death.

(d) Disability. If a Participant incurs a Termination of Employment due to Disability, the Participant shall be paid out any vested amount as set forth in the respective Phantom Stock Agreement. Except as otherwise provided in the applicable Phantom Stock Agreement, the Payment Date shall be the date of the Participant’s Termination of Employment due to Disability.
(e) Change in Control. Upon a Change in Control, Participants shall immediately vest in the Target Performance Share Award and Retention Phantom Stock Award as and to the extent specified in the respective Phantom Stock Grant Agreements. Except as otherwise provided in the applicable Phantom Stock Agreement, the Payment Date shall be the date of the Change in Control.
(f) Disqualified Persons. If Participant is or becomes a Disqualified Person as described in Section 5.3 above, then the full amount of any then outstanding Award that has not yet vested shall be forfeited; and no amount of an Award shall become vested, if, as a result of such vesting, the Participant would become a Disqualified Person and the vesting of any such Award would result in a “nonallocation year” (within the meaning of Code Section 409(p)(3)).
ARTICLE VII
PAYMENT OF PHANTOM STOCK BENEFITS
7.1. Amount and Timing of Payment.
(a) Retention Phantom Stock. For grants of Retention Phantom Stock, a Participant shall be entitled to a cash payment on the Payment Date, equal to the number of vested shares of Retention Phantom Stock multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the Payment Date; provided, however, that in the case of payment due to a Change in Control, the Fair Market Value as of the date of the Change in Control or the immediately preceding Valuation Date, whichever is higher, shall be used. Except as provided below in this Article VII, the Company shall make payment on a Payment Date by the delivery to the Participant of cash in a lump sum sixty (60) days after the Payment Date, less any applicable withholdings required by the Code or other similar regulations.

(b) Performance Share Phantom Stock. For grants of Performance Share Phantom Stock, a Participant shall be entitled to a cash payment on a Payment Date, equal to the amount generated by the calculation of the vested Target Performance Share Award contained in individual Performance Share Phantom Stock Agreements; provided, however, that in the case of payment due to a Change in Control, the Fair Market Value as of the date of the Change in Control or the immediately preceding Valuation Date, whichever is higher, shall be used. Except as provided below in this Article VII, the Company shall make payment on a Payment Date by the delivery to the Participant of cash in a lump sum sixty (60) days after the Payment Date, less any applicable withholdings required by the Code or other similar regulations.
(c) Compliance with Code Section 409A. No payment shall be made in violation of Section 409A or any other applicable provisions of the Code and the rules and regulations thereunder.
7.2. Acceleration of Payment Date. Notwithstanding the foregoing, the Payment Date of a vested Award may be accelerated, with the consent of the Administrative Committee, under the following circumstances:
(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of applicable Federal, state, local or foreign ethics law or conflicts of interest law;
(c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes;
(d) Code Section 409(p): To prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the Plan Year in which such payment is made, provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year; or
(e) Tax Event: Upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Plan or an Award fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

7.3. Delay of Payments. If the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, payment may be delayed (without imputation of earnings, interest or other gains or losses after the Payment Date) solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:
(a) Payments Subject to Section 162(m). The Company reasonably anticipates that its deduction with respect to such payment would otherwise be limited or eliminated by application of Code Section 162(m).
(b) Payments that Would Violate Law. The Company reasonably determines that payment would violate Federal securities laws or other applicable law.
(c) Other Permitted Event: Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.
7.4. Election to Defer Benefits. A Participant hereunder who is also a participant in, or eligible to become a participant in, the Alion Science and Technology Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), may elect to defer receipt of all or a portion of the Plan benefit otherwise payable to him or her by electing to contribute such benefit to the Deferred Compensation Plan in the amount that would otherwise have been payable on the applicable Payment Date under Section 7.1. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee at least one year prior to the Payment Date; provided, however, that an election to defer the receipt of a payment under this Section 7.6 that would, absent such a deferral election, be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) must be made as of a date permitted by the Administrator that is at least one year prior to the date such payment ceases to be subject to a substantial risk of forfeiture. Such election shall become effective upon the applicable Payment Date and shall specify a time for payment and method of distribution available under the Deferred Compensation Plan, provided that such election may not provide for a time of distribution (other than as a result of Termination of Employment, death or Disability) earlier than five years after the Payment Date. If the Participant has elected a time of payment or method of distribution under the Deferred Compensation Plan that will apply to amounts deferred hereunder and is different from the time or method of distribution specified in Section 7.1 with respect to any distribution event, the deferral election under this Section 7.4 shall be treated as a change election under Treasury Regulation Section 1.409A-2(b) and Section 5.2(b) of the Deferred Compensation Plan. This Section 7.4 shall not apply to amounts withheld under Section 7.6.
7.5. Discharge. Any payment made by the Company in good faith in accordance with the provisions of this Plan and a Participant’s Phantom Stock Agreement shall fully discharge the Company from all further obligations with respect to such payment and such Phantom Stock Agreement.
7.6. Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any Federal, State or local income tax, social security contribution or other payroll taxes required by law, whether domestic or foreign, to be withheld with respect to such payments. The Company shall also have the right to deduct FICA contributions required at vesting from normal salary and wages or other cash compensation to be paid to the Participant.

ARTICLE VIII
AMENDMENT AND TERMINATION
8.1. Amendment. The Board may amend the Plan at any time and from time to time, provided that (a) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent; and (b) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Board may unilaterally amend the Plan or any outstanding Award subject to Code Section 409A as necessary to cause the Plan or such Award to comply with Code Section 409A.
8.2. Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. Termination of the Plan shall not affect the Administrative Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of payment of any Award except as permitted by the Administrative Committee and consistent with the requirements of Code Section 409A.
ARTICLE IX
TERM
The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on November 9, 2014, but Awards granted before this termination date will continue to be effective in accordance with their terms and conditions.
ARTICLE X
TRANSACTIONS
10.1. Adjustment of Number and Price of Shares. Any other provision of the Plan notwithstanding, if through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Administrative Committee shall make an appropriate or proportionate adjustment in the Awards as it deems appropriate, in its sole discretion. The adjustment by the Administrative Committee shall be final, binding and conclusive.
10.2. Adjustments Due to Special Circumstances. The Administrative Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrative Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

10.3. Compliance with Code Section 409A. Notwithstanding the foregoing, the Administrative Committee shall not make an adjustment under this Article X which results in a violation of Code Section 409A.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1. No Guarantee of Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company. Participation in the Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (a) the failure of any Award to vest; (b) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (c) any other adverse effect on the Participant’s interests under the Plan.
11.2. No Rights as a Shareholder. A Participant shall not have any rights as a shareholder with respect to any shares of Phantom Stock.
11.3. Indemnification of Board and Plan Administrative Committee. No member of the Board or the Administrative Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Administrative Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrative Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
11.4. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Administrative Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by a Phantom Stock Agreement, or any amendment thereto, duly authorized by the Administrative Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
11.5. Non-Assignability. Phantom Stock granted to a Participant may not be transferred or assigned other than by will or by the laws of descent and distribution. If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of his or her Phantom Stock or any right thereunder, except as provided for in the Plan or the Phantom Stock Agreement, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan or the Phantom Stock Agreement, the Administrative Committee shall terminate the Participant’s Phantom Stock by notice to him or her, and it shall thereupon become null and void.

11.6. Restrictive Legends. The Company may at any time place legends referencing any restrictions described in the Phantom Stock Agreement and any applicable federal or state securities law restrictions on all Awards.
11.7. Company Charter and Bylaws. The Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.
11.8. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company; however, in the event of commencement of a voluntary or involuntary case of bankruptcy against or by the Company, all vested and unvested Awards made hereunder shall be canceled and void.
11.9. Governing Law. All questions arising with respect to this Plan and any Phantom Stock Agreement executed hereunder shall be determined by reference to the laws of the State of Delaware in effect at the time of their adoption and execution, respectively, without implementing its laws regarding choice of law.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 13, 2007, and certifies that the foregoing Plan was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer